Exhibit 99.1

News Release

For Immediate Release

Jackson Hewitt and Lenders Amend Credit Agreement

Amendment Waives Leverage and Interest Coverage Financial Covenants While Providing Liquidity to Fully Fund Off-Season Operating Plans

Jackson Hewitt Completes Organizational Restructuring to Achieve Improved Efficiency and Lower Cost Structure as 2011 Fiscal Year Begins

PARSIPPANY, NJ – May 3, 2010 – Jackson Hewitt Tax Service Inc. (“Jackson Hewitt”) (NYSE: JTX) announced today that it has reached an agreement with its lenders on an amendment (the “Amendment”) to its Credit Agreement that provides Jackson Hewitt with the ability to fully fund its planned off-season operations and to achieve improved performance in the 2011 tax season. The company today also implemented changes intended to create a more efficient and responsive organization while achieving a lower cost structure at the outset of the 2011 fiscal year.

“Working constructively and collaboratively with our lenders, we have reached an agreement that allows us to effectively move forward with plans and preparations for the 2011 tax season,” said Harry W. Buckley, Jackson Hewitt’s president and chief executive officer. “We believe this agreement will help ensure that our off-season operating plans are fully funded as we continue our intensive efforts to identify a resolution of the RAL funding issue that resulted in financial and operational challenges this past tax season.”

“We have also taken our first step toward improved operating and financial performance in the 2011 fiscal year by completing a restructuring of our organization,” continued Buckley. “This restructuring will incrementally reduce our 2011 fiscal year pre-tax expenses by approximately $5 million, while streamlining our overall organization with an emphasis on achieving more efficient and effective field operations. We will continue to look for ways to control our costs, while working diligently to enhance our top line with a focus on achieving 100% RAL funding, improving client retention, attracting new clients and optimizing our exclusive Walmart arrangement.”

Amendment Highlights

Certain highlights of the Amendment are summarized below:

•

The leverage ratio and the interest coverage ratio covenants in the Credit Agreement have been waived and replaced by a maximum net expenditure covenant based on Jackson Hewitt’s off-season operating plan, as well as a minimum EBITDA covenant.

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The company’s $175 million revolving credit facility has been amended so that $105 million will continue to be a revolving credit facility and $70 million will no longer be available for re-borrowing. In accordance with the Credit Agreement, Jackson Hewitt made its scheduled $25 million principal repayment on its previously existing $225 million amortizing term loan on April 30, 2010, and subsequently made an additional $65 million payment to reduce the $139 million outstanding balance due on the prior $175 million revolving credit facility to $74 million, of which $70 million was then reclassified into a non-revolving credit commitment.

•	Accordingly, as it begins its 2011 fiscal year, the structure of Jackson Hewitt’s overall Credit Agreement is as follows:

$200	Amortizing Term Loan
70	Non-Revolving Credit Commitment
105	Revolving Credit Commitment

$375	Total Credit Facility

•

The spread on Jackson Hewitt’s LIBOR-based and base rate borrowings will be increased by 650 basis points, making the maximum under the two forms of borrowing LIBOR plus 11% or base rate plus 10%. This incremental 650 basis points will be treated as payable in kind (“PIK”) interest and will be accrued and added to the outstanding principal each month, but not paid in cash until maturity.

•	For the fiscal year ending April 30, 2010, the requirement that the audited financial statements of Jackson Hewitt and its subsidiaries are not qualified as to going concern has been waived.

Additional information about the revised Credit Agreement, including the full text of the Amendment, will be provided in a report on Form 8-K to be filed today with the Securities and Exchange Commission.

Advisors

Moelis & Company (“Moelis”) acted as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to Jackson Hewitt in this transaction. As part of the Moelis engagement, Moelis has also been retained to assist Jackson Hewitt in examining a range of strategic and financial alternatives going forward.

2011 Fiscal Year Incremental Interest Expense Impact of Amendment

As a result of the Amendment, Jackson Hewitt believes that during its 2011 fiscal year it will incur an incremental increase in pre-tax interest expense in the range of $20 million to $22 million. This range includes the amortization of the PIK interest obligation (non-cash in the 2011 fiscal year) and the amortization of cash fees in connection with completion of the Amendment.

Jackson Hewitt Lowers Cost Structure for 2011 Fiscal Year

In connection with its organizational restructuring, Jackson Hewitt’s overall consolidated workforce was reduced by approximately 15%. As a result of this action, Jackson Hewitt will record a 2010 fourth quarter pre-tax severance charge of approximately $1 million. Jackson Hewitt expects that this restructuring will achieve pre-tax expense savings of approximately $5 million in the 2011 fiscal year.

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About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with more than 6,300 franchised and company-owned offices throughout the United States during the 2010 tax season, is an industry leader providing full service individual federal and state income tax return preparation. Most offices are independently owned and operated. Jackson Hewitt is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service® office nearest to you, call 1-800-234-1040.

Forward-Looking Statements

This press release contains statements, including, without limitation, statements relating to Jackson Hewitt’s ability to successfully fund its off-season operations, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including but not limited to: Jackson Hewitt’s ability to execute on its strategic plan and reverse its declining profitability, improve its distribution system or reduce its cost structure; Jackson Hewitt’s ability to successfully attract and retain key personnel; government initiatives that simplify tax return preparation or reduce the need for a third party tax return preparer, improve the timing and efficiency of processing tax returns or decrease the number of tax returns filed; delays in the passage of tax laws and their implementation; the success of Jackson Hewitt’s franchised offices; Jackson Hewitt’s responsibility to third parties, regulators or courts for the acts of, or failures to act by, Jackson Hewitt’s franchisees or their employees; government legislation and regulation of the tax return preparation industry and related financial products, including refund anticipation loans, and the failure by Jackson Hewitt, or the financial institutions which provide financial products to Jackson Hewitt’s customers, to comply with such legal and regulatory requirements; the effectiveness of Jackson Hewitt’s tax return preparation compliance program; increased regulation of tax return preparers; Jackson Hewitt’s exposure to litigation; the failure of Jackson Hewitt’s insurance to cover all the risks associated with its business; Jackson Hewitt’s ability to protect its customers’ personal and financial information; the effectiveness of Jackson Hewitt’s marketing and advertising programs and franchisee support of these programs; disruptions in Jackson Hewitt’s relationships with its franchisees; changes in Jackson Hewitt’s relationships with financial product providers that could reduce the revenues Jackson Hewitt derives from its agreements with these financial institutions as well as affect Jackson Hewitt’s customers’ ability to obtain financial products through its tax return preparation offices; changes in Jackson Hewitt’s relationship with Wal-Mart or other large retailers and shopping malls that could affect Jackson Hewitt’s growth and profitability; the seasonality of Jackson Hewitt’s business and its effect on Jackson Hewitt’s stock price; competition from tax return preparation service providers, volunteer organizations and the government; Jackson Hewitt’s reliance on technology systems and electronic communications to perform the core functions of its business; Jackson Hewitt’s ability to protect its intellectual property rights or defend against any third party allegations of infringement by Jackson Hewitt; Jackson Hewitt’s reliance on cash flow from subsidiaries; Jackson Hewitt’s compliance with credit facility covenants; Jackson Hewitt’s exposure to increases in prevailing market interest rates; Jackson Hewitt’s quarterly results not being indicative of its performance as a result of tax season being relatively short and straddling two quarters; certain provisions that may hinder, delay or prevent third party takeovers; changes in accounting policies or practices and Jackson Hewitt’s ability to maintain an effective system of internal controls; impairment charges related to goodwill; and the effect of market conditions, general conditions in the tax return preparation industry or general economic conditions.

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Additional information concerning these and other risks that could impact Jackson Hewitt’s business can be found in Jackson Hewitt’s Annual Report on Form 10- K for the fiscal year ended April 30, 2009, and other public filings with the Securities and Exchange Commission (“SEC”). Copies are available from the SEC or Jackson Hewitt’s website. Jackson Hewitt assumes no obligation, and Jackson Hewitt expressly disclaims any obligation, to update or alter any forward-looking statements.

Investor Relations and Media Relations Contact:

David G. Weselcouch

Vice President, Treasury and Investor Relations

973-630-0809

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